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                                                                     EXHIBIT 99


PRESS RELEASE                 Contact:    Bill Foust             Paul Roberts
                                          770-569-4203           770-569-4277


                          SCHWEITZER-MAUDUIT ANNOUNCES
                     NEW SUPPLY AGREEMENT WITH PHILIP MORRIS


Alpharetta, GA, May 31, 2000. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that it has reached agreement with Philip Morris Incorporated on an amendment of their strategic supply agreement for fine papers and related agreements. The term of the revised agreement is from July 1, 2000 to December 31, 2004. The amended strategic supply agreement continues Schweitzer-Mauduit's ongoing supply of tobacco-related papers to Philip Morris' U.S. operations. The two companies have been operating under a strategic supply agreement since January 1, 1993.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer of Schweitzer-Mauduit stated, "We are extremely pleased to announce the amended strategic supply agreement with Philip Morris. This amendment underscores the importance of the partnership relationship for both companies."

Similar to arrangements in the original strategic supply agreement, there is a right to extend or terminate the amended strategic supply agreement by giving notice 24 months before the end of the then-current contract term. If the decision were to terminate, the amended contract provides for a two-year phase-out period.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.



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